Securities offered though MSC-BD, LLC
Member FINRA/SIPC

Exhibit 10.1

June 25, 2015

Seen On Screen TV, Inc.
Attention: Antoine Jarjour
4017 Colby Avenue
Everett, Washington   98201

ENGAGEMENT AGREEMENT PROVIDING FOR
INVESTMENT  BANKING SERVICES

Dear Mr. Jarjour:

This letter agreement (this "Agreement") is to confirm the engagement by Seen On Screen TV, Inc., a Nevada Corporation (the "Company") of Pyrenees Investments, LLC, a Nevada Limited Liability Company ("PYR") as Company's non-exclusive investment advisor, as of June 25, 2015.

Accordingly, the parties hereto agree as follows:

1.
Term.  The term of this Agreement (the "Term") shall commence on the Effective Date and shall end twelve (12) months thereafter, unless previously terminated in accordance with the provisions set forth below, or extended by the mutual written consent of the parties hereto.  This Agreement may be terminated prior to the end of the Term only:

a.
By the Company or PYR for any reason upon thirty (30) days' written notice. If the Company terminates this Agreement prior to the end of the Term, it does so without recourse, and early termination will not impact PYR's rights to Compensation pursuant to this Agreement;

b.
By PYR upon default in the payment of any Compensation due to PYR pursuant to this Agreement, if such default continues for more than fifteen (15) days following  written notice from PYR to Company of such default and demand that the default be cured; or

c.	By mutual written agreement of the parties.

2.	Services.

a.
General Services.  PYR will provide strategic advice and consulting services, on an as-needed basis as requested by Company and agreed by PYR, using commercially reasonable efforts, including but not limited to: (i) introduction to professionals, including legal counsel, investor relations specialist, auditors, accountants and transfer agents who can assist the Company ("Professionals"); (ii) introduction to and coordination with potential strategic partners, joint ventures, merger partners and acquirers ("Strategic Partners"); (iii) introduction to potential capital investors ("Investors"); (iv) advising and assisting Company concerning the structure, price and

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

Securities offered though MSC-BD, LLC
Member FINRA/SIPC

b.
other terms and conditions of potential financing transactions ("Financing Transaction"); (v) assisting Company in preparing informational materials to be used in connection with potential or actual Financing Transaction; and (vi) taking such actions on Company's behalf as may be appropriate in PYR's reasonable judgment with your prior consent (collectively, the "Services").

c.	Specific Services. In order to provide the Services, PYR shall:

i.
Schedule and make itself available to the Company for in-person meetings, road show presentations, and phone conferences during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually-convenient scheduling;

ii.
Prepare or assist in preparation and review of such reports, summaries, corporate profiles, suggested terms for recapitalization or restructuring of financial instruments, due diligence packages, corporate presentations, and/or other material and documentation as shall be reasonably necessary to properly present the Company to Professionals, Strategic Partners and/or Investors; and

iii.	Advise the Company in evaluating proposals from Strategic Partners and/or Investors. PYR may be involved, at the Company's request, in negotiations with Strategic Partners and/or Investors.

d.
Excluded Services; No Guaranty.  PYR's Services do not include legal, tax or accounting advice or services ("Excluded Services") of any kind.  Company agrees to retain such Professionals as necessary to understand the legal, tax and accounting implications of any Financing Transactions, investment or other transactions entered into by Company.  Company agrees that it will not rely on any statement by PYR relating to Excluded Services.  PYR does not guaranty any particular results on behalf of the Company.  Company acknowledges that PYR performs services for multiple entities at any given time, and that PYR is not expected to devote all of its resources to the fulfillment of the Services to Company.

3.	Compensation. As consideration for PYR's agreement to perform the Services described in this Agreement, the Company agrees to pay to PYR the following compensation (the "Compensation"):

a.
A non-refundable retainer fee (the "Retainer") of $0 (Zero Dollars) in cash and $0 (Zero Dollars) in restricted stock priced at the closing price of Company's common stock, due, payable and deemed earned on the first trading day (the "Payment Date") after the Effective Date.

b.	Contingent Payments (the "Contingent Payments") consisting of Financing
Transaction cash fees, due at closing, as follows:

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

Securities offered though MSC-BD, LLC
Member FINRA/SIPC

i.
Ten percent (10%) of all gross monies committed to the Company during the Term or during the two (2) years after the termination of the Agreement (the "Tail"), and actually received by the Company, raised in the form of equity, convertible debt, warrant, or other equity based financial instruments that cause or evidence investment into the Company, resulting directly or indirectly from PYR's provision of Services;

ii.
The cash value of eight percent (8%) of all gross proceeds committed to the Company during the Term or during the Tail, and actually received by the Company, raised in the form of bank debt, purchase order financing, bank lines of credit or other equity-based financial instruments that cause investment into the Company, which result directly or indirectly from PYR's provision of Services.

c.
Break Up Fee.  The Company agrees that in the event a funding source terminates, cancels, or rescinds any agreements, term sheets or letters of intent due to the discovery of any misrepresentation, material omission or fraud by Company, then Company shall immediately pay to the Banker all fees that would have been paid to PYR had the transaction been effected.

d.	Except as otherwise provided for herein:

i.	All fees due the Banker hereunder shall have no offsets, are non-refundable, non-cancelable and shall be free and clear of any and all encumbrances;

ii.
All cash fees due to PYR hereunder shall be paid to PYR immediately upon closing of any Financing Transaction by wire transfer of immediately available funds from the proceeds of the Fee Transaction, either directly or from the formal or informal escrow arrangement established for the Fee Transaction by the agent holding such funds (collectively, the "Closing Agent"), pursuant to the following wire transfer instructions or other wire instructions provided by PYR in writing to the Closing Agent:

ABA 026009593
[International Banks can Use SWIFT Code: BOFAUS3N]
Bank of America, N.A.
100 West 33rd Street
New York, NY 10001
a/c 6550113516
Name: Merrill Lynch
For further Credit to Account 7BR-01671
In the Name of MSC-BD LLC

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

Securities offered though MSC-BD, LLC
Member FINRA/SIPC

iii.
All securities due to PYR hereunder shall be made via DTC or the DWAC system if eligible for such system, or by certificates issued by the transfer agent for the Company or the Company, as applicable, and shall be delivered to PYR by the Closing Agent immediately upon closing of any Financing Transaction; and

iv.
All securities fees due to PYR hereunder shall be duly issued, fully-paid (exclusive of warrants or options) and non-assessable and shall be in the same form, with the same terms and conditions as the securities provided to the Company pursuant to any Financing Transaction.

4.
Expenses.  In addition to the Compensation referenced in Section 3 herein, and whether or not any Financing Transaction is consummated or this Agreement is terminated or expires, the Company agrees, upon request, but no less frequently than monthly, to reimburse PYR within fifteen (15) days of being invoiced by PYR, for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, travel, hotel and meal expenses) incurred by PYR relating to the Services during the Term; provided, that no single out-of-pocket expense (excluding the fees, disbursements or other expenses of PYR's counsel) shall exceed $250 without the prior written approval  (including through electronic communication) of the Company, which approval shall not be unreasonably withheld.

5.
Company Obligations and Representations.  In addition to making timely payment of the Compensation referenced in Section 3 herein, Company undertakes the following obligations and makes the following representations:

a.
Cooperation and Assistance.  The Company agrees to keep PYR up to date and apprised of all material business, market and legal developments related to the Company and its operations and management.  The Company will actively assist PYR's efforts to perform the Services, including PYR's efforts to locate sources for a Financing Transaction that is reasonably satisfactory to the Company in its sole discretion.  Such assistance shall include (a) furnishing to, or causing to be furnished to PYR accurate and up to date information concerning the Company that PYR may reasonably deem necessary or appropriate; and (b) making reasonably available Company officers, directors, employees, accountants, counsel and other representatives (the "Company Representatives")..  PYR shall be entitled to rely upon and shall not be responsible for the accuracy or completeness of information supplied to it by the Company or any of the Company Representatives and shall not be responsible for conducting any independent appraisal of such representations.

b.
Indemnity.  The Company represents that all materials provided or to be provided to PYR or any third party regarding the Company's financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws. The Company agrees to defend (using legal counsel acceptable to PYR), indemnify and hold harmless PYR and its  consultants and affiliates, and their respective

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

Securities offered though MSC-BD, LLC
Member FINRA/SIPC

c.
directors, officers, shareholders, partners, members, managers, agents and employees to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any material statement omitted to be made) by the Company or the Company Representatives relating to the scope of this Agreement and the performance of the Services.  The rights stated pursuant to this Section shall be in addition to any rights that PYR or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.  In the event any indemnification obligation hereunder is finally judicially determined to be unavailable, then the Company shall contribute to the losses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and any other party, on the other, in connection with this Agreement.

d.
Company Representations.  As a material inducement to PYR entering into this Agreement, the Company represents and warrants that it is not a party to any consulting or financial advisory agreements of any kind that may conflict with this = Agreement.  The Company at the request of PYR will offer confirmation, in writing, to that effect.

6.	Use of Name. The Company shall not utilize the name "Pyrenees Investments," "PYR," or any derivative thereof, in any publication, announcement or otherwise, without PYR's prior written consent.

7.
Confidentiality.  The Company agrees that neither it nor any of the Company Representatives  will disclose this Agreement, the contents hereof or the activities of PYR pursuant hereto, directly or indirectly, to any person without the prior written approval of PYR, except that the Company may disclose this Agreement and the contents hereof (i) to its directors, officers, members, direct or indirect equity holders, counsel and professional advisors, in each case on a "need-to-know" basis (in which case the Company will (x) inform any such persons of the confidentiality obligations contained herein and (y) remain responsible for any breaches of any such obligations by any such persons) and (ii) other than to the extent covered by the preceding clause (i), as required by applicable law or regulation or compulsory legal, judicial, administrative or regulatory process (in which case the Company will inform any such persons of the confidentiality obligations contained herein). The obligations of the Company pursuant to this paragraph shall survive any expiration or termination of this agreement or PYR's engagement hereunder.

8.	Broker-Dealer.

a.
The Company acknowledges that PYR operates all securities related transactions through MSC-BD, LLC, a registered broker-dealer as such terms are defined under the 1933 and 1934 Securities Acts as well as all regulations interpreting or enforcing the terms of such acts (the "Acts").  As such, the parties expressly acknowledge that all fees paid to PYR hereunder shall be paid through MSC-BD, LLC; and that the services of PYR described in this Investment Banking Agreement are to provide services as a broker or dealer of

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

Securities offered though MSC-BD, LLC
Member FINRA/SIPC

b.	agent acting on behalf of the Company in any placement of securities. MSC-BD, LLC is an intended third-party beneficiary of this Agreement.

c.
At Company's Request, PYR may engage in negotiations on behalf of the Company.  In doing so, PYR shall act as a broker-dealer through MSC-BD, LLC.  PYR shall have no power to bind the Company in any way, and all transactions entered into on behalf of the Company are at the Company's sole discretion.

9.
Limitations on Liability.   PYR shall not be liable to the Company in any event for any lost profits or incidental, indirect, special or consequential damages, arising out of the provision of the Services described herein.

10.
Independent Contractor.  The parties hereto agree that PYR is an independent contractor and shall not in any manner be deemed an agent or partner of, or co-venturer with the Company.  In no event is PYR authorized or obligated to commit the Company to any agreement and the Company shall have no obligation to enter into any transaction identified or introduced to the Company by PYR.  The Company is not obligated or required to accept any offer to purchase equity securities by any Investor or enter into any Financing Transaction identified by PYR.

11.
Assignments and Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The rights and obligations of the Company under this Agreement may not be assigned or delegated without the prior written consent of PYR, and any purported assignment without the written consent of PYR shall be null and void.

12.
Notices.  Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid.  The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Company:
Seen On Screen TV, Inc.
Attention: Antoine Jarjour
4017 Colby Avenue
Everett, Washington   98201

If to PYR:
                        5 Centerpointe Drive,
                        Suite 400, Lake Oswego, OR 97035
            Attn: Jim Learish

13.
Modification and Waiver.  This Agreement may only be modified in a subsequent writing executed by the parties hereto.  The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature.

14.
Construction.  The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Both parties participated in the drafting of this Agreement, and the doctrine of contra proferentem shall not apply.

15.
Signatures.  This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.   At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document

16.
Governing Law.  The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN THE STATE OFNEVADA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVE THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

17.
Severability.  If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect, and of the remaining provisions of this Agreement, shall not be in any way impaired.

18.
Non-Exclusive.  PYR acknowledges and agrees that it is being granted non-exclusive rights with respect to the Services to be provided to the Company and the Company is free to engage other parties to provide consulting services similar to those being provided by PYR hereunder.  The parties may agree to enter into an exclusive opportunity and shall provide a written agreement as necessary.

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035

Securities offered though MSC-BD, LLC
Member FINRA/SIPC

19.
Non-Circumvention.  Neither party shall attempt to or actually circumvent or interfere with business relationships between the Company and/or PYR, or their respective clients, business partners or sources of transactions.

20.	Survivability. Sections 3b, 3c, 4, 5b and 7 herein shall survive any termination or expiration of this Agreement.

21.
Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.  Specifically, all prior agreements and contracts entered into by and between the parties hereto shall immediately terminate upon the execution of this Agreement and neither party shall have any further obligations thereunder.

If the forgoing correctly sets forth the understanding between PYR and the Company, please so indicate in the space provided below for the purpose within 10 days of the date hereof at which time this proposed Agreement shall be deemed withdrawn without further communication or action. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives pursuant to corporate board approval and intend to be legally bound.

SEEN ON SCREEN TV, INC.	PYRENESS INVESTMENTS, LLC.

By: ANTOINE JARJOUR	By: JAMES LEARISH

Antoine Jarjour, President, CEO & CFO	James Learish, Managing Member

Date: 06 / 25 / 15	Date: 06 / 25 / 2015

MSC-BD, LLC

By: PAUL MCINTYRE

Paul McIntyre, Chief Compliance Officer

Date: 06 / 25 / 15

5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035